UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 27, 2010

U.S. Aerospace, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0896898	061034587
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10291 Trademark Street, Suite C, Rancho Cucamonga , California		91730
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(562) 906-8455

9831 Romandel Ave., Santa Fe Springs, CA 90670
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective July 27, 2010, we obtained an aggregate of $500,000.00 in financing from Hutton International SPE, LLC and our current lenders, CAMOFI Master LDC and CAMHZN Master LDC, pursuant to 15% Senior Secured Convertible Notes due July 31, 2011. The notes are convertible into shares of our common stock at $0.13 per share, the closing sale price on July 27, 2010. We also entered into an agreement with CAMOFI and CAMHZN to extend the term of their existing notes to July 31, 2011.

Copies of each of the notes and the extension agreementare attached hereto as exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective July 27, 2010, we incurred a direct obligation to repay $500,000.00 as described in Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities.

Effective July 27, 2010, we issued notes convertble into common stock as described in Item 1.01 above. The issuance was exempt from registration as a transaction by an issuer not involving any public offering.

Item 3.03 Material Modifications to Rights of Security Holders.

Effective July 27, 2010, we exended the term of our existing secured debt to July 31, 2011 as described in Item 1.01 above.

Item 7.01 Regulation FD Disclosure.

On August 2, 2010, we submitted a bid protest to the General Accounting Office with regard to the bid we submitted in response to the request for proposal (RFP) for the KC-X Tanker Modernization Program.

This protest is made on the grounds that the conduct of the Department of the Air Force was unreasonable, that statutory requirements for full and open competition have not been met, and that the actions taken by the agency were contrary to law and regulation. This protest is also based upon apparent misconduct by certain members of The Aeronautical Systems Center’s KC-X Program Office, which was unlawful and apparently done with the intent and effect of improperly discriminating against one potential bidder in favor of another.

Our proposal was hand delivered on July 9, 2010. The messenger arrived at the government installation, Wright-Patterson Air Force Base, well before 1:30 pm, more than half an hour before the 2:00 pm deadline. Air Force personnel initially denied the messenger entry to the base, then gave incorrect directions to 1755 Eleventh Street Building 570, and finally instructed the messenger to wait where he was for Air Force personnel to come and get him. He at all times complied with the instructions of Air Force personnel, from the time he arrived at the installation until the proposal was taken by Air Force personnel at the program building. Although the proposal was arbitrarily marked received at 2:05 pm, it was under Air Force control before the bid deadline.

Federal Acquisition Regulation (FAR) 52.215-1(c)(3)(ii)(A) states that a proposal received after the time specified for receipt of offers will be considered if certain conditions are met and "it was received at the Government installation designated for receipt of offers and was under the Government’s control prior to the time set for receipt of offers." Our proposal was received at the Government installation designated for receipt of offers, i.e. Wright-Patterson Air Force Base, and was effectively under the Government’s control prior to 2:00 pm, the time set for receipt of offers, because the messenger was following the instructions of Air Force as to what to do and where to go with the proposal. Accordingly, the proposal should be considered as part of the source selection.

In addition, the requirements of FAR 52.215-1(c)(3)(ii)(A)(3) are also met, because the AN-112KC aircraft is the only one that meets all of the requirements set forth in the System Requirements Document (SRD) for the KC-X. The other two bidders have publicly acknowledged that their aircraft do not meet all of the SRD requirements.

Our bid protest also alleges that certain Air Force personnel may have intentionally delayed the messenger from delivering our proposal, in order to create a pretext for refusing to consider it because they have political issues with our Eastern European supplier, thus violating the requirement that the program be a fair and equal competition, open to all qualified bidders.

The conduct of some Air Force personnel—such as repeatedly leaking information to the press, granting one bidder a 60-day extension but denying any extension to USAE, intentionally delaying advising us that it would not be granted an extension, and intentionally delaying sending us the information disks needed to prepare the proposal—give rise to an appearance of impropriety regarding the conduct of some members of the Air Force.

We have always anticipated that the RFP will be a long and complex process. We do not intend to comment on interim developments as they occur. We remain confident that the AN-112KC aircraft meets all RFP requirements at the lowest price, and should be selected in a fair and open competition.

Item 9.01 Financial Statements and Exhibits.

Exh. Description

10.1 Promissory Note to Hutton International SPE, LLC

10.2 Promissory Note to CAMOFI Master LDC

10.3 Promissory Note to CAMHZN Master LDC

10.4 Extension agreement with CAMOFI Master LDC and CAMHZN Master LDC

We undertake no obligation to update any information or forward looking statements except to the extent required by applicable law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Aerospace, Inc.

August 4, 2010	By:	David Duquette

Name: David Duquette
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Promissory Note to Hutton International SPE, LLC
10.2	Promissory Note to CAMOFI Master LDC
10.3	Promissory Note to CAMHZN Master LDC
10.4	Loan amendment with CAMOFI Master LDC and CAMHZN Master LDC